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Exhibit 10.35

[*]    Portions of this exhibit have been redacted.

LICENSE AGREEMENT

        This LICENSE AGREEMENT (this "Agreement"), dated as of April 26, 2002, is entered into by and between Alcide Corporation, a Delaware corporation ("Alcide"), and IBA, Inc., a Massachusetts corporation ("IBA").

RECITALS

        A.    Alcide has certain valuable patent rights, trademark rights, technical data and information relating to products intended for use in the prevention of mastitis in dairy cattle.

        B.    IBA has experience in manufacturing and selling products to the dairy industry and desires a license to Alcide's products, upon the terms set forth herein.

AGREEMENT

        NOW, THEREFORE, the parties agree as follows:

1.    DEFINITIONS

          As used herein:

          1.1  "Contract Term" shall be a five (5) year period starting on the latest date on which this Agreement is signed by both parties.

          1.2  "Product" shall refer to Alcide® external udder care products, listed on Exhibit A, including, without limitation, UDDERgold® Plus Germicidal Barrier Teat Dip, 4XLA® Pre- and Post-Milking Teat Dip, Pre-Gold® Germicidal Pre-Milking Teat Dip, UDDERgold® 5-Star Germicidal Barrier Teat Dip and LD® Udder Wash. Product shall include any refinements or improvements to the existing udder care product line. Product shall also include UDDERgold® if and when that product is reintroduced in the U.S. within the Contract Term.

          1.3  "Territory" shall be defined as the 48 contiguous states of the United States of America and Mexico.

          1.4  "Affiliate" shall mean any company or other business entity controlled by, controlling or under common control with a party, control being presumed if there is direct or indirect ownership of at least fifty percent (50%) (or, if less, the maximum permitted by applicable law) of the voting stock, equity or income interest in the other corporation or business entity.

          "Patent Rights" shall mean the rights of Alcide in any patent applications filed on the technology within the Territory, including, without limitation, all the U.S. and Mexican patents of Alcide set forth in Exhibit A together with any divisions, continuations, continuations-in-part, and any patents or reissued patents therein.

          "Trademark Rights" shall mean all the Alcide trademarks registered or otherwise in the U.S. and Mexico for the Product.

          1.7  "Technical Information" shall mean all trade secrets, technical reports and proprietary data provided by Alcide, including, without limitation, formulations, test results and know-how for manufacturing.

2.    GRANT OF RIGHTS

          2.1  Subject to the terms of this Agreement, Alcide hereby grants to IBA a non-exclusive license under the Patent Rights and Technical Information to make, have made, use, sell and import the Product in the Territory for the Contract Term. IBA shall not use the Patent Rights, Trademark Rights or Technical Information for any other purpose. IBA shall not manufacture the Product for a third party. IBA shall have no right to make improvements or continuations or continuations-in-part.

          2.2  IBA may not sublicense its rights granted pursuant to Paragraph 2.1 without prior written permission from Alcide in its sole discretion; provided, however, that IBA may sublicense its rights with respect to selling the Product in the Territory as provided in Paragraph 2.4 and may contract for 3rd party manufacturing of Product as provided in Paragraph 2.5.

          2.3  IBA shall have a non-exclusive license under the Trademark Rights to use the Trademark Rights for the purposes of manufacturing, packaging, marketing and distributing the Product. IBA shall not register or use any mark that is confusingly similar to the marks listed on Exhibit D (the "Marks"). IBA shall not challenge or attempt to prevent the use or registration of Alcide's Marks. IBA shall use the Marks only in the exact form provided to it by Alcide. In any of IBA's activities relating to the labeling, promotion and sale of the Product, the Alcide Marks shall always be prominently displayed in order to protect Alcide's rights and goodwill in the same. Whenever Alcide's Marks are used in advertising and promotional programs, Alcide retains the right to review and approve same. All goodwill in and to the Marks shall inure to the benefit of Alcide. IBA shall include the statement "[Product Name] and Alcide are registered trademarks of Alcide Corporation" on all promotional materials and all packaging.

          IBA may appoint agents, dealers or sales representatives to act on IBA's behalf for sales of the Product in the Territory, provided that any compensation, benefits and taxes related to such agents, dealers or representatives shall be solely IBA's responsibility, and IBA shall remain responsible for any agents', dealer's or sales representative's performance and adherence to the terms of this Agreement.

          2.5  IBA may, at its option, arrange to have Product manufactured by one or more third party manufacturers provided, however, that each such third party manufacturer must as a condition of manufacturing Product for IBA agree to the same manufacturing, non-compete and confidentiality provisions as agreed by IBA including, but not limited to those expressed in paragraphs, 2.1, 5.5 and 7.

          2.5b IBA covenants that it will maintain this Agreement for the five year Contract Term and will not manufacture or market an acidified sodium chlorite teat dip product other than the Product during the Contract Term. IBA also covenants that it will advise Alcide one year in advance of the set termination date of this Agreement of its intention to market an acidified sodium chlorite teat dip product.

          2.6  Subject to the terms and conditions of this Agreement, IBA is authorized to sell the Product in such manner, at such prices and upon such terms as IBA shall determine. IBA is an independent contractor, not an agent or employee of Alcide.

          2.7  Labeling of the Product shall be mutually determined in advance by Alcide and IBA. Any changes to Product labels shall be mutually agreed upon by Alcide and IBA in advance.

          Any approvals required under this Agreement shall not be unreasonably withheld by either Alcide or IBA.

          2.8  All trade names, trademarks and product names under which the Product is sold shall be the property of Alcide.

          2.9  As part of the transfer of manufacturing Technical Information, Alcide will provide three technical consulting visits within the first twelve (12) months of the contract at Alcide's expense to each manufacturing site or sites of IBA's choosing. Any travel expenses for further visits requested by IBA will be at IBA's expense.

          2.10 Alcide reserves the right to review raw material specifications and batch records on the first six (6) batches of Product produced under this Agreement during initial start up at each new manufacturing site and on an annual basis from then on for the Contract Term. Alcide further reserves the right to run quality tests in a laboratory of its choosing on the first six (6) batches of finished Product produced under this Agreement during initial start up at each new manufacturing site and on an annual basis from then on for the Contract Term to verify the Product meets Alcide's specifications. Any batch produced by IBA that does not meet Alcide's specifications as dictated in the Technical Information will be disposed of at IBA's expense and shall not be sold or otherwise distributed.

          2.11 It is IBA's responsibility to adhere to relevant local regulations regarding GMPs, product quality and reporting requirements.

3.    LICENSING FEES—TERMS AND CONDITIONS

          3.1  In consideration of the license granted herein, IBA shall pay Alcide a licensing fee (collectively, "Licensing Fees") for each gallon manufactured by IBA or for each gallon purchased by IBA from its contract manufacturers as set forth in Exhibit B, regardless of whether such gallon is actually sold. Fees for additional products manufactured under this Agreement will be set at the time the new Product's formulation is provided to IBA. All Licensing Fees shall be subject to the terms and conditions set forth in this Paragraph 3 and in the attached Exhibit B. No additional or different terms set forth in IBA's or Alcide's purchase order, acknowledgment or other forms or correspondence (other than an amendment to this Agreement pursuant to Paragraph 9.2 hereof) shall govern any activities related to the manufacturing of the Product by IBA or its designate and/or sales of the Product by Alcide to IBA.

          3.2  Licensing Fees shown in Exhibit B may be revised during the term of this Agreement following sixty (60) days prior written notice to IBA from Alcide.

          Any increase or decrease in licensing fees will be commensurate with a price increase or decrease to the other national distributor (or regional equivalent) in the Territory. The amount of increase or decrease will be equivalent to the price increase or decrease to the other national distributor (or regional equivalent) in the Territory, less any portion of the increase or decrease that is based directly on an increase or decrease in the cost of raw materials.

          3.3  Licensing Fees shall be paid to Alcide on the tenth (10th) day of the month following IBA's pickup and/or purchase of Product from their contract manufacturer. With each payment, IBA shall provide Alcide with a written report of (a) the number of units purchased by Product during each month, and (b) a calculation of the Licensing Fees due thereon. All Licensing Fees not received by Alcide by the due date as stated in Paragraph 3.3 will incur interest at the rate of twelve percent (12%) per year.

          3.4  IBA shall keep, or cause to be kept, accurate books and records in sufficient detail to verify the calculation of license fees and the reports given hereunder and shall retain such books and records at its principal place of business for at least five (5) years after the end of the fiscal year to which they pertain. Alcide shall have the right, at its expense and not more frequently than once per calendar year, to have its accountants and/or auditors examine, during normal business hours, the books and records of IBA and its Affiliates relating to the calculation of license fees and reports and given hereunder for any period during which IBA is to keep the books and records. If any audit reveals underpayment greater than five percent (5%), IBA shall pay the underpayment plus interest in the rate of twelve percent (12%) per year, from the date accrued to the date of payment, and shall reimburse Alcide for costs of the audit. Further, Alcide shall be permitted to do another audit within the next twelve (12) month period.

          3.5  Alcide and IBA have agreed to minimum annual commitment amounts of gallons purchased by IBA from their contract manufacturers (as set forth in Exhibit C attached) during the Contract Term. Alcide and IBA shall meet annually at least (60) days prior to the anniversary date of the Agreement to review the minimum annual commitments and the commitments can be amended by mutual agreement of Alcide and IBA. If the minimum annual commitment for the coming year is amended, then the commitments for future years will be adjusted to an amount not greater than five (5) percent growth per annum based on the amended minimum annual commitment. Notwithstanding the foregoing, with respect to any new Products or improvement or refinements provided to IBA after commencement of the Contract Term, Alcide and IBA shall mutually agree to the Licensing Fees and annual minimum commitments for such products at the time such products, improvements or refinements are initially provided to IBA. Thereafter, the commitments shall be reviewed annually at the time frame set forth in the second sentence of this Paragraph 3.5.

          The annual commitment amounts listed in Exhibit C assume that Alcide will distribute through one other national distributor (or regional equivalents) throughout the Territory. The Alcide selling prices and terms of sale including incentives and rebates shall not be such that IBA dealers or distributors (as the case may be) are at a competitive disadvantage in the local marketplace.

          As long as IBA attains the annual commitments listed in Exhibit C, Alcide shall not appoint additional distributors other than described above in Paragraph 3.5 for any portion of the Territory. In no event will Alcide add more than one additional national distributor (or regional equivalents).

          3.6  IBA will purchase all Alcide's Product labeled with IBA as the designated distributor [*]. IBA will also purchase Aldcide's IBA label inventory [*].

          3.7  Alcide warrants that Alcide is authorized to enter into this Agreement and to grant to IBA the rights provided for in Paragraph 2.1. Alcide also warrants that patents and trademarks relating to the Product are owned by Alcide and that the Product is the result of original research of Alcide. Alcide also warrants that its product formulas are fit for the purposes designated on its labels.

          3.8  IBA warrants that all advertising and promotional materials developed by IBA shall be in accordance with descriptions of Product provided by Alcide and, to the best of IBA's knowledge, shall be accurate in all material respects. IBA warrants that IBA is authorized to enter into this Agreement and the same does not and shall not infringe upon any other agreements it may have.

          3.9  IBA shall indemnify, defend and hold harmless Alcide, its officers, directors, employees, agents, consultants and contractors (the "Indemnified Parties") successors and assigns from and against any claim, action (including regulatory action by relevant authorities), liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") arising from or related to the exercise of the license granted herein, including the testing, manufacturing and/or sale of Product, by IBA and its Affiliates or the breach of any obligation of IBA under this Agreement. Alcide shall promptly notify IBA of any such claim or action, allow IBA to control the defense of such claim or action and render all reasonable assistance to IBA in connection with defending such claim or action; provided, however, that IBA shall not enter into any settlement agreement that requires an admission of wrongdoing or fault by Alcide without Alcide's prior written consent. Notwithstanding the foregoing, Alcide shall have the right to participate with its own counsel, at its expense. Provided that the Product has been manufactured, tested and distributed by IBA and its Affiliates in accordance with this Agreement,

  Alcide shall indemnify and hold harmless IBA and IBA's officers, directors, employees, agents, dealers and sales representatives against any claims by third parties which may arise due to Product defects or defects in manufacturing instructions as provided by Alcide or which may arise due to any other breach by Alcide of its warranties set for the in Paragraphs 3.5 and 3.7 hereof. IBA shall give reasonable notice of any claim, threatened claim or litigation which in any way relates to the exercise of the license granted under this Agreement.

          3.10 IBA shall secure and maintain product liability insurance in the amount of $2 million per Product with a $10 million umbrella with respect to the Product. Upon request, IBA shall provide Alcide with evidence of such insurance coverage. IBA will issue Alcide a Certificate of Insurance listing Alcide as an additional insured on IBA's liability insurance policy and such Certificate of Insurance shall be in force during the entire Contract Term.

          3.11 EXCEPT FOR THE WARRANTIES SET FORTH IN PARAGRAPHS 3.5 and 3.7, ALCIDE MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PATENT RIGHTS, TRADEMARK RIGHTS AND TECHNICAL INFORMATION AND EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES.

          3.12 IBA is solely liable for implementing and solely responsible for all costs associated with any recall from the field of Product produced under this Agreement, provided that Alcide bares no fault in the reason for the recall. In the event Alcide does bare fault, Alcide is responsible for the cost of recall or if the reason for the recall is the fault of both Alcide and IBA, then Alcide will be responsible for a fair share of the cost of recall.

          3.13 IBA shall secure and maintain, in the name of Alcide, any and all registrations, permits, licenses, approvals, and other governmental actions required to manufacture, import, handle, market, sell, demonstrate, use and distribute the Product in the Territory, provide to Alcide quarterly progress reports on any such action, and provide to Alcide copies of all registrations, permits, licenses, approvals, certificates, correspondence and other documentation related to any such action. Upon termination of this Agreement, IBA shall transfer to Alcide any and all such licenses, permits and registrations within thirty (30) days of contract termination.

          3.14 IBA shall keep a log of and customer complaints regarding the Product and shall promptly notify Alcide in writing of each complaint that IBA may receive or become aware of concerning the Product.

4.    PROMOTIONAL ACTIVITIES

          4.1  Alcide shall regularly advise IBA of any information concerning Product availability and formulation.

          4.2  IBA shall undertake such advertising and promotional activity relating to Product as is deemed appropriate by IBA and Alcide to actively promote sales.

          4.3  IBA's marketing plan shall be provided to Alcide annually at the anniversary date of this Agreement. Alcide shall have the right to comment on and approve IBA's marketing plan. A list of major meetings, annual shows, seminars and training programs at which Alcide's participation is desired shall be submitted ninety (90) days in advance of the anniversary date by IBA.

          4.4  A tabulation of IBA sales by Product and IBA Sales Regions shall be provided by IBA to Alcide within thirty (30) days of the end of each fiscal year.

          4.5  Alcide shall be permitted to insert up to eight (8) pages in the aggregate of advertising or promotional articles relating to Product in Dairy World magazine for each year of the Contract Term at no cost to Alcide. Such advertising or promotional material shall be prepared by IBA based on Technical Information provided by Alcide and approved by Alcide in advance.

          4.6  Alcide shall have access to IBA's dealers through participation at each of the IBA's twice a year regional meetings.

          4.7  Alcide shall have access to each of IBA's Area Sales Managers and shall be afforded the opportunity to discuss Product strategy, new products and promotional ideas with Area Sales Managers in a group meeting at least once during each year of the Agreement.

5.    TERM AND TERMINATION

          5.1  One hundred and eighty (180) days prior to expiration of this Agreement, IBA and Alcide shall meet to determine their intentions regarding a new or extended agreement.

          5.2  Either Party may terminate this Agreement effective immediately upon notice to the other, in the event that the party to which such notice is sent becomes the subject of any bankruptcy or insolvency proceedings. Alcide may also terminate this Agreement with thirty (30) days notice as defined in Paragraph 9.3 in the event IBA is delinquent in payment of invoices, as defined by Paragraph 3.3, by more than thirty (30) days but not without notice and a ten (10) day period to remedy or if Alcide repeatedly must require the destruction of batches of the Product pursuant to Paragraph 2.10.

          5.3  Either Party may terminate this Agreement in the event there is a material breach of the contract by the other party and such breach is not cured within sixty (60) days of the date of the notice of breach.

          5.4  IBA shall have a period of six (6) months following termination of this Agreement to sell or dispose of any inventory of Product (other than that which is required to be destroyed pursuant to Paragraph 2.10) remaining at the date of termination; provided, however, that, Licensing Fees shall continue to be due in accordance with Paragraph 3.

          5.5  Upon termination of this Agreement, IBA shall (a) cause all materials containing any Technical Information to be promptly returned to Alcide, (b) at Alcide's election, assign to Alcide rights in any regulatory applications or approvals (e.g., investigational new drug applications) (to the extent assignable) requested by Alcide and (c) during the nine (9) months following termination, provide to Alcide such information and data that exists with respect to Product, performance, quality and numerical sales activity by region.

          5.6  The rights and obligations of Paragraphs 2.8, 3.3, 3.4, 3.7, 3.8, 3.9, 3.11, 3.13, 5.4, 5.5, 6, 7, 8 and 9 and any accrued obligations shall survive termination or expiration of this Agreement. All other rights and obligations shall not survive termination or expiration.

6.    ALCIDE PATENTS, TRADEMARKS AND TECHNICAL INFORMATION

          Each party shall reasonably notify the other party in writing of any alleged or threatened infringement of a patent or trademark included in the Patent/Trademark Rights. Alcide will have the sole right and discretion to bring and maintain actions against any infringer in, to or under the Patent Rights, Trademark Rights or Technical Information in the Field and Territory that is or could be adversely impacting its rights hereunder. IBA agrees, without charge, to render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in such legal action as Alcide may reasonably request.

7.    CONFIDENTIAL INFORMATION

          7.1  "Confidential Information" means confidential information of a party, and marked confidential if disclosed in writing or if orally disclosed, identified as confidential information at the time of disclosure and confirmed in writing within ten (10) days after disclosure, and shall include without limitation the Patents and the Technical Information. Alcide and IBA agree, with respect to any confidential information received from the other and identified as Confidential Information, that:

            (a)  the receiving party shall prevent disclosure in any manner of the Confidential Information to any third party without prior written consent of the disclosing party, and the degree of care taken by the receiving party shall be at least as great as the degree of care which the receiving party takes in protecting its own Confidential Information of like kind and importance, but in no event less than a reasonable degree of care; and

            (b)  The receiving party shall not use Confidential Information disclosed by the other party for any commercial purpose other than pursuant to this Agreement without the prior written consent of the disclosing party; and

            (c)  IBA shall only disclose the Confidential Information to those of its employees who have a need to know in order to perform their job responsibilities.

          7.2  Neither party shall have any obligation with respect to any information disclosed by the other party:

            (a)  which is already in the possession of the receiving party at the time of its receipt from the disclosing party;

            (b)  which the receiving party lawfully receives from another person whose disclosure thereof to the receiving party does not violate any rights of the disclosing party;

            (c)  which is or becomes published or otherwise publicly available through no act or omission of the receiving party.

          7.3  Neither party shall have any obligation to keep Confidential Information confidential if requested by a governmental or court order and the disclosing party is given a reasonable opportunity to prevent such disclosure or obtain a protective order.

          7.4  Upon termination of this Agreement, as provided for in Paragraph 5, IBA and Alcide shall each, upon the written request of the other, return or destroy all materials, copies thereof and extracts therefrom which include any information designated as confidential by the other pursuant to Paragraph 7.1. Each may, however, retain for legal archival purposes only, one (1) copy of all such material.

          7.5  The provisions of this Paragraph 7 shall survive termination of this Agreement indefinitely.

8.
LIMITATION OF LIABILITY. IN NO EVENT SHALL ALCIDE'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY IBA AS LICENSING FEES AND THE MANUFACTURING COSTS OF PRODUCT UNDER THIS AGREEMENT. EXCEPT FOR IBA'S AND ALCIDE'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.    MISCELLANEOUS

          9.1  IBA may not assign or delegate in whole or in part this Agreement or any right or obligation arising hereunder without the prior written consent of Alcide, subject to Paragraph 2.4. Any assignment or delegation that is not exempted and that is attempted without such consent shall be of no force or effect. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

          9.2  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior understandings, promises and agreements. No modification or amendment hereof shall be valid or binding on the parties unless made in writing and duly executed by the parties.

          9.3  Any notice or any other communication required or permitted to be given to a party pursuant hereto shall be sufficiently given if delivered personally or by facsimile or express courier service (expenses prepaid) to the address set forth below:

Alcide:	Alcide Corporation. 8561 154th Avenue N.E. Redmond, WA 98052 Attn: President FAX: (425) 861-0173
IBA:	IBA, Inc. 27 Providence Road Millbury, MA 01527 Attn: President FAX: 508/865-0720

  or to such other address as the party shall designate by written notice given to the other party. All notices, information, reports and other communications in connection with this Agreement shall be in English.

          9.4  If any provision of this Agreement shall be held to any extent invalid or unenforceable, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties. The headings in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

          9.5  No waivers of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

          9.6  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, which shall be deemed an original.

          9.7  This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

          9.8  In the performance of this Agreement, each party shall comply with all laws, regulations, rules, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction.

          9.9  The parties are and shall be independent contractors. The relationship between the parties created by this Agreement shall not constitute a partnership, joint venture, employment or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other party.

          9.10 This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (without application of its choice of law provisions).

          9.11 If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. The arbitration award shall be final and binding upon the Parties. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees to be fixed by the arbitrator, trial court, and/or appellate court.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ALCIDE CORPORATION
By:	/s/ James L. Winter
Corporate Vice President
IBA, INC.
By:	/s/ Daniel J. Belsito
Its:	President

EXHIBIT A

PATENT RIGHTS

Issued Patents

Territory	No.	Title
United States	Re. 36,064	Disinfection Method and Composition Therefor
United States	4,891,216	Disinfecting Compositions and Methods Therefor
United States	4,986,990	Disinfecting Method and Composition Therefor
Mexico	187,595	Disinfecting Compositions and Methods Therefor
Mexico	171,177	Disinfecting Compositions and Methods Therefor
Mexico	161,768	Disinfecting Method and Composition Therefor

EXHIBIT B

LICENSING FEES

[*]
UDDERgold Plus	[*]
4XLA	[*]
Pre-Gold	[*]
UDDERgold 5 Star	[*]
LD	[*]
UDDERgold	[*]

EXHIBIT C

ANNUAL COMMITMENTS

        Minimum annual amounts of Product used to calculate License Fees:

Year 1 (6/1/2002 to 5/31/2003)	[*]
Year 2 (6/1/2003 to 5/31/2004)	[*]
Year 3 (6/1/2004 to 5/31/2005)	[*]
Year 4 (6/1/2005 to 5/31/2006)	[*]
Year 5 (6/1/2006 to 5/31/6007)	[*]

EXHIBIT D

ALCIDE MARKS

        UDDERgold®

        UDDERgold® Plus

        4XLA®

        Pre-Gold®

        UDDERgold® 5 Star

        LD®

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  Exhibit 10.35
LICENSE AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A PATENT RIGHTS
EXHIBIT B LICENSING FEES
EXHIBIT C ANNUAL COMMITMENTS
EXHIBIT D ALCIDE MARKS